Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
MB Financial, Inc.:

We consent to incorporation by reference in the registration statements (nos. 333-64584, 333-81802, 333-97857, 333-105872 and 333-120270) on Form S-8 of MB Financial, Inc. of our report dated February 20, 2004, relating to the consolidated balance sheet of MB Financial, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years ended December 31, 2003 and December 31, 2002, which appear in the December 31, 2004 Annual Report on Form 10-K of MB Financial, Inc.

Our report refers to a change in the method of accounting for goodwill in 2002.

/s/ KPMG LLP
Chicago, Illinois
March 15, 2005